Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Amendment No. 1 to the Registration Statement of Certara, Inc. on Form S-1 (file no. 333-250182) of our report dated October 7, 2020, except for the effects of the matter discussed in Note 16 (“Stock Split”) which is as of November 24, 2020, on our audits of the consolidated financial statements of Certara, Inc. and Subsidiaries as of December 31, 2019 and 2018, and for the years then ended. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ CohnReznick LLP

November 24, 2020

Roseland, New Jersey